EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Stock Incentive Plan, 2007 Team Member Stock Purchase Plan and Whole Foods Market Growing Your Future 401(K) Plan of Whole Foods Market, Inc. of our reports dated November 24, 2008, with respect to the consolidated financial statements of Whole Foods Market, Inc. included in its Annual Report (Form 10-K) for the year ended September 28, 2008, and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 18, 2009